Exhibit 10.1

                           Memorandum of Understanding

Between

Seller: Grand Pacific Optoelectronics Corporation No7 Innovation 1st Road, Science-Based Industrial Park, Hsinchu 300, Taiwan ROC. (GPO).

And
Purchaser: International DisplayWorks, Inc. Suite 200, 599 Menlo Drive, Rocklin, California USA. (IDW)

1  RECITALS

A. The Seller was engaged in the manufacture of Liquid Crystal Display and Modules (LCMs) until approximately February 2004 when following a decision to withdraw from the business the majority of the employees were released and buyers sought for the equipment.

B. Purchaser wishes to purchase from the seller and the seller wishes to sell to Purchaser all the assets used by the seller in its LCM business, upon the terms and conditions of this MOU.

C. Purchaser's employees have visited Seller's location for the purposes of inspection and were furnished with a listing of the assets per exhibit A. It is mutually agreed that this listing is a working document and may contain minor inaccuracies or omissions and inclusions that seller may not be able to identify.

D. Purchaser intends to purchase certain equipments from seller and this Memorandum of Understanding ( " MOU")is intended to set forth the good faith intention of both parties and the terms of this MOU will be a legal binding document.

E. The intention of the purchaser to re-locate the equipment to the PRC is noted.

2   DEFINITIONS

When used in this MOU, the following terms shall have the respective meanings set forth below: "MOU'` shall mean this MOU, including all exhibits and schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time. "Assets'` shall mean all of the equipments listed in appendix A as refined and corrected prior to contract.

3   SALE OF ASSETS

Seller agrees to sell to Purchaser the Assets described in Exhibit A, attached hereto and incorporated herein by this reference as is, in situ, inclusive of the following:

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     1.   All  such  other  equipment  used in the  manufacture  of LCM's in the
          seller's   premises  during  the  inspection  visits  by  the  buyer's
          employees   in  March  and  April   exclusive   of  the  Clean  Rooms,
          air-conditioning equipment, compressed air, water systems and fire control equipment.

     2. Hardware, software, computers and peripheral equipment required for each item of equipment to function as last used by purchaser in operation.

     3.   Specialist  tools  or  equipment   required  for  maintenance  of  the
          equipment supplied as part of the original purchase and still in Seller's possession

     4. All spare parts and consumable items such as specialist oils and lubricants, seals etc currently in the possession of the Seller, including but not limited to the items listed in Appendix B.

In addition the seller shall apply its best efforts to include the following items with each asset:

     5. All manuals for operation, maintenance and calibration of the equipment whether supplied by the manufacturer or purchased from a third party including specialist advice and recommendations from consultants or written by in-house staff

     6. Service records, certificates of calibration issued by standards agencies.

     7. Warranty certificates, service records, logs of modifications and other such documentation that may be associated with the equipment.

     8. Copy of original purchase invoice and original of the Certificate of Origin or similar paper work that may satisfy import documentation requirements for the PRC.

4   DELIVERY

The Assets are currently located in No7 Innovation 1st Road, Science-Based Industrial Park, Hsinchu 300, Taiwan ROC. Purchaser shall be responsible for the un-installation of the Assets, packaging and removal of the assets. Purchaser to take reasonable steps not to damage fabric of the property but shall not be liable to make good or repair the property and is permitted to knock down walls, alter entrance etc to permit removal of the equipment in a semi-assembled state.

5   PURCHASER AND SELLER

The purchaser as defined in this MOU reserves the right to substitute any one or more of its wholly subsidiaries as party to the definitive contract provide that the obligations of the subsidiary shall be guaranteed by IDW Inc.

In respect of clause 10 GPPC shall guarantee the performance of its subsidiary Grand Pacific Optoelectronics Corporation.

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6   PAYMENT

The total price of the Assets is USD6,000,000. (six million United States dollars) 50% of the Payment shall be made as a deposit when both parties execute the formal Asset Purchase Agreement, and remaining 50 % of the payment shall be made before removal of the Assets from the seller's premises and in any event no later than May 31st 2004. The deposit shall be held in Escrow in a Grade A bank. Payment shall be released on shipment. To the extent the buyer shall ship in installments the payment shall be released in the proportion to the value the represents to the total value per the listing in Appendix A.

7   INSURANCE

Seller shall maintain or procure insurance to cover the risk of fire, theft, water damage, earthquake until such assets are removed from seller's premises at a value not less than 150% of the purchase price. In the event of loss the net proceeds of a claim, which seller agrees to prosecute on buyer's behalf, shall be payable to Buyer.

8   PRESERVATION OF CONDITION

Seller shall take all reasonable steps to preserve the condition of the equipment until it is packaged by Buyer. Such steps shall include the provision of air conditioning and humidity control, operation of fire protection systems, provision of security but shall not include specialist "decommissioning" steps such as drainage of oils and lubricants or packing with silica gel or similar desiccant which shall be the responsibility of the buyer.

Seller shall not relocate the equipment and shall restrict access from the date of signing of this MOU to such staff required to fulfill its obligations of preservation and security only.

9   TAXES

All the sales tax, tariff, and other re-export expenses shall be borne by Purchaser. Company shall not under any obligation to contest the validity of any Taxes or to prosecute any claims for refunds. Seller warrants that there is no information in its possession or seller could reasonably have been expected to have known, to indicate that taxes, duty clawbacks or other amounts payable to the Government of Taiwan or its agencies, that become the liability of the buyer would exceed 10% of the purchase price.

10  TITLE

Sellers warrants that it has or shall procure clean title and such other permissions that purchaser shall require to export the assets, to all the assets in Appendix A and such other assets as Buyer may have reasonably have expected to be included in Appendix A by virtue of clause 3 above or shown to the during the course of their inspection visits. Buyer may advertise its intention to purchase the assets in appropriate press and take such other steps that it shall in its discretion believe necessary to satisfy itself.

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It is expressly agreed between the parties that proof of title is a condition precedent to completion of the agreement failing which the deposit shall be returned to the buyer.

11  Purchased Assets Acquired `As Is`.

Purchaser acknowledges that, except as otherwise expressly provided herein, Purchaser is acquiring the purchased assets `As Is` and `where is` as of the Closing date, without any express or implied warranties as to the fitness, merchantability or condition of the purchased assets or as to any other matter. Purchaser further acknowledge that, except as otherwise expressly provided herein, no express or implied warranty, representation, covenant or MOU whatsoever has been made to or for Purchaser with respect to any licenses, permits, certificates or similar governmental approvals required for the operation of the equipment after the Closing. COMPANY MAKES NO OTHER WARRANTIES TO PURCHASER, EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS OR FUNCTION OF THE ASSETS.

Not withstanding the above the Seller undertakes that it shall make reasonable effort to transfer any warranties issued by the manufacturer that are still in force to the Purchaser save any amounts payable are for the account of the Purchaser.

12   Vacation of Location

The purchaser shall remove all the assets described above from the Location no later than July15th provided the HSPA provides approval within 30 days or less from the date of execution of the formal contract. In the event the processing period of the approval takes longer the vacation date shall be extended accordingly.

13   OTHER DOCUMENTS

Seller agrees to prepare necessary documents for the the export of the Assets to third country and assist Purchaser in the re-export application to Hsinchu Science Park Authority.

14   FORMAL AGREEMENT

Both parties agree to execute a formal Asset Purchase Agreement based on the terms of this MOU no later than April 30th, 2004.

15   EXECUTION

Upon execution of this MOU the seller shall:

     1. Immediately terminate all negotiations with all other parties expressing an interest to purchase the equipment until such time as the Buyer fails in a material respect to honor the obligations of this MOU.

     2. Permit unrestricted access to the equipment for Buyer's employees, consultants and contractors agents and advisors.

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     3.   Permit  buyer to employ or  otherwise  procure the  services of former
          employees  and   consultants  of  the  seller  for   assistance   with
          decommissioning and re-installation of the equipment.

Upon payment of the first installment the Buyer shall be granted access to commence de-installation, de-commissioning and packaging. Copies of all packaging documentation including description shall be provided to the Seller in the event that the purchase is cancelled.

16  FORCE MAEJURE.

In the event of riots, civil commotion or civil unrest, shipping or other transportation strikes within the ROC the deadlines for removal of the assets may be extended until a normal state of affairs is re-established.

In the event of the imposition of export ban from Taiwan or import ban from the PRC the parties shall apply best efforts in good faith to establish an alterative arrangement, bearing the additional costs equally.

17   PRESS RELEASES AND FILINGS.

On signing of this MOU the parties may make such press releases and public filings as they think fit and in particular all necessary public filings to comply with the applicable regulations governing disclosure of material events.

18   COUNTERPARTS.

This agreement may be executed in counterparts and exchanged by fax. Both parties undertake to provide signed originals by courier within five working days of the exchange of faxes.

19   SIGNING POWERS

The signatories to this document represent that they have the authority to sign and have taken all necessary steps such that the corporations they represent may enter into this MOU.

GPO warrants that it has obtained the approval of GPPC to enter into this MOU.

20   COURT OF LAW

This agreement shall be interpreted by and both parties submit to the non exclusive jurisdiction of the Courts and laws of the State of California, USA.

21   COSTS

Each party shall bear its own save the costs of the Escrow agreement which shall be shared equally between the parties.

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Signed on behalf of the Buyer                  Signed on behalf of the Seller
--------------------------------------------------------------------------------
Anthony G Genovese       April 12th 2004       Shang Jung Yuh
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Vice Chairman and CTO                          Vice Chairman GPPC,
                                               Chairman GPO
--------------------------------------------------------------------------------
Ian N Bebbington         April 12th 2004       Robert H.H.Huang
--------------------------------------------------------------------------------
Chief Financial Officer                        Director GPO
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Appendix A: List of the Assets
Appendix B: List of Spare parts and Consumable Items
























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